Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-47815

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 1998)

                                2,612,806 Shares
                     Health and Retirement Properties Trust
                      Common Shares of Beneficial Interest
                             ----------------------

         As described in the accompanying Prospectus with respect to the reoffer and resale by certain selling shareholders described therein of common shares of beneficial interest (the "Common Shares," and such Common Shares to be reofferred and resold, the "Offered Shares") of Health and Retirement Properties Trust (the "Company"), one of the selling shareholders, Government Property Investors, Inc. ("GPI"), expected to distribute all or a portion of its Offered Shares to its stockholders. (See "Plan of Distribution" in the accompanying Prospectus.) GPI has advised the Company that a partial distribution of Offered Shares was effected as of May 7, 1998. As a result of such distribution, the section of the accompanying Prospectus entitled "Selling Shareholders" is hereby amended and restated in its entirety as follows:

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as of May 8, 1998 with respect to the number of Common Shares beneficially owned by each Selling Shareholder prior to the offering and the maximum number of Common Shares being offered hereby. Because the Selling Shareholders may offer all, a portion or none of the Common Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Common Shares that will be held by each Selling Shareholder upon termination of the offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Common Shares offered by means of this Prospectus may be offered from time to time by the Selling Shareholders named in the following table:

                                                        Number of Common Shares               Maximum Number of
                                                    Beneficially Owned Prior to the          Common Shares Being
Name of Selling Shareholder                                    Offering                            Offered
------------------------------------------------- -----------------------------------  ----------------------------
Government Property Investors, Inc.                             294,589                            42,590
("GPI") (1)(2)

The 1818 Fund II, L.P. ("The 1818 Fund")                      1,934,923                         1,934,923
(1)(3)

Other Selling Shareholders (4)                                  635,293                           635,293

(1)  The 1818 Fund and Rosecliff Realty, L.P. ("RRLP"), collectively, own substantially all of the outstanding capital stock of GPI.
     In  addition,  pursuant to GPI's Plan of  Liquidation,  designees  of The 1818 Fund and RRLP are the  liquidators  of GPI. As a result, in addition to the Common Shares owned by The 1818 Fund directly,  The 1818 Fund may be deemed to have joint voting and investment power with RRLP with respect to the Common Shares owned by GPI.

(2)  RRLP is a Delaware limited partnership controlled by its general partner, Rosecliff-GovProp Holdings, Inc., which is 100% owned by Peter T. Joseph. Accordingly, Mr. Joseph may be deemed to beneficially own the Common Shares beneficially owned by RRLP.




(3)  The 1818 Fund is a Delaware limited partnership. The general and managing partner of The 1818 Fund is Brown Brothers Harriman &
     Co., a New York partnership, which has designated its partners T. Michael Long and Lawrence C. Tucker as the sole and exclusive partners having voting power and investment power with respect to the Common Shares that are held by The 1818 Fund.

(4)  These Selling Shareholders are direct or indirect shareholders of GPI who received their Common Shares from GPI.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

             The date of this Prospectus Supplement is May 8, 1998.